EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
EchoStar Holding Corporation:
We consent to incorporation by reference in the registration statement on Form S-8 of EchoStar Holding Corporation of our report dated, (i) November 6, 2007 with respect to the combined balance sheets of EchoStar Holding Corporation as of December 31, 2006 and 2005, and the related combined statements of operations and comprehensive income (loss), net investment, and cash flows for each of the years in the three-year period ended December 31, 2006, and (ii) our report dated December 12, 2007 with respect to the Statement of Net Assets to be Contributed by EchoStar Communications Corporation as of September 30, 2007, which appear in the registration statement on Form 10 Amendment No. 3 filed on December 28, 2007 with the SEC by EchoStar Holding Corporation.
Our report dated November 6, 2007 refers to the adoption of Statement of Financial Standards No. 123 R, Share-Based Payment.

KPMG LLP
/s/ KPMG LLP

Denver, Colorado
December 31, 2007